As filed with the Securities and Exchange Commission on August 27, 2008
Registration No. 333-133111

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 on Form S-3

to the

Form S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ENERGY SERVICES OF AMERICA CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	6770	20-4606266
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

2450 First Avenue, Huntington, West Virginia 25703
(304) 528-2791

(Address, including zip code, telephone number,
including area code, of registrant’s principal executive offices)

Marshall T. Reynolds
Chairman of the Board and
Chief Executive Officer
Energy Services of America Corporation
2450 First Avenue, Huntington, West Virginia  25703
(304) 528-2791
(304) 528-2762-Facsimile

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Alan Schick, Esq.
Marc P. Levy, Esq.
Luse Gorman Pomerenk & Schick, P.C.
5335 Wisconsin Avenue, N.W.
Suite 400
Washington, D.C. 20015
(202) 274-2000
(202) 362-2902— Facsimile

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this registration statement.

If the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer                                          ☐                               Accelerated filer                                                       ☐

Non-accelerated filer                                            ☐                               Smaller reporting company                                    ☒
(Do not check if a smaller reporting company)

Explanatory Note

This Post-Effective Amendment No. 1 on Form S-3 relates solely to (i) the shares of common stock issuable upon exercise of warrants that were previously issued to public investors (ii) 450,000 units issuable to the underwriter from public offering pursuant to the purchase option that was previously granted to the underwriter, (iii) the warrants issuable pursuant to the purchase option that was previously issued to the underwriter and (iv) the shares of common stock issuable upon exercise of the warrants listed in subsection (iii), all in connection with the registrant’s initial public offering that were (together with certain other securities of the registrant) initially registered by the registrant on the Registration Statement on Form S-1 (File No. 333-133111) declared effective by the Securities and Exchange Commission on or about August 30, 2006. This Post-Effective Amendment No. 1 on Form S-3 is being filed to convert such Registration Statement on Form S-1 into a Registration Statement on Form S-3. All filing fees payable in connection with the registration of these securities were previously paid in connection with the filing of the original registration statement for the initial public offering.

Subject to Completion, Dated August 27, 2008

Prospectus

Energy Services of America Corporation

18,550,000 shares of common stock

This prospectus relates to 17,200,000 shares of our common stock, par value $0.0001 per share, which are issuable upon the exercise of warrants originally issued in our initial public offering pursuant to a prospectus dated August 30, 2006. In order to obtain the shares, the holders of the warrants must pay an exercise price of $5.00 per share. We will receive proceeds from the exercise of the warrants but not from the sale of the underlying common stock.

In connection with our initial public offering, we sold to Ferris, Baker Watts, Incorporated, who acted as the representative of the underwriters in such offering, an option to purchase up to 450,000 units at a purchase price of $7.50 per unit. The units issuable upon exercise of the option are identical to the units that were offered in such offering, except that the warrants included in the option have an exercise price of $6.25. The registration statement of which this prospectus forms a part also covers the units underlying the option, the shares of common stock and the warrants included as part of such units and the shares of common stock underlying the warrants included as part of such units.  In June 2008, Ferris, Baker Watts, Incorporated was acquired by RBC Dain Rauscher, Inc., who is the successor of rights under prior agreements, including the Unit Purchase Option.  All references to Ferris, Baker Watts, Incorporated apply to RBC Dain Rauscher, Inc. as successor.

Our shares of common stock are currently traded on the American Stock Exchange under the symbol “ESA.” On August 26, 2008, the closing price of our common stock was $5.81 per share.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 4 to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

August 27, 2008

PROSPECTUS SUMMARY

The Company

We were a blank check company formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition or other similar business combination, an operating business.  Our efforts in identifying a prospective target business were not limited to a particular industry, although we focused our efforts on acquiring an operating business in the energy services sector headquartered in North America.  On September 6, 2006, we completed an initial public offering of our securities.

On January 22, 2008, we entered into a Merger Agreement by and between us and ST Pipeline, Inc. to acquire ST Pipeline, Inc., Clendenin, West Virginia, a company engaged in the business of installing gas pipeline for oil and gas businesses.

On February 21, 2008, we entered into a Merger Agreement by and between us and C.J. Hughes Construction Company, Inc. to acquire C.J. Hughes Construction Company, Inc., Huntington, West Virginia, a company engaged in the business of constructing, replacing and repairing natural gas pipelines for utility companies and private natural gas companies.

On August 15, 2008, our stockholders voted to approve the acquisitions ST Pipeline and C.J. Hughes. Holders of 1,622,600 shares issued in our initial public offering elected to have their shares redeemed.

On August 15, 2008, we completed the acquisitions of ST Pipeline and C.J. Hughes. The aggregate purchase price for the two acquisitions was approximately $53.2 million. The ST Pipeline acquisition resulted in a payment of approximately $16.2 million to the shareholders of ST Pipeline, with $3.0 of consideration being deferred.  The C.J. Hughes acquisition resulted in payment of approximately $17.0 million in cash and the issuance of 2,964,763 shares of Company common stock, to the shareholders of C.J. Hughes.

Upon the closing of the acquisition, we filed an amendment to our certificate of incorporation to change our name to Energy Services of America Corporation and to remove the provisions relating to procedures governing our first business combination.

A summary of our business and operations, including the business and operations of Energy Services, is included in our definitive proxy statement filed with the SEC on June 13, 2008, which is incorporated herein by reference, and our Current Report on Form 8-K filed with the SEC on August 15, 2008, which is incorporated herein by reference.  The outstanding share amounts referred to below do not reflect shares to be cancelled as part of the redemption of shares.

The Offering

Securities offered	17,200,000 shares of common stock, underlying warrants with an exercise price of $5.00 per share. The warrants expire on August 29, 2011.

Common Stock:

Number outstanding before this offering	13,714,763

Number to be outstanding after this offering	30,914,763, assuming the exercise of all of the warrants(1)

Offering proceeds
Assuming the exercise of all the warrants, we will receive gross proceeds of $86,000,000. We intend to use the proceeds from the exercise of the warrants for working capital, operating expenses and other general corporate purposes, including possible acquisitions.

American Stock Exchange Symbol	ESA

(1)
Does not give effect to the option held by Ferris, Baker Watts, Incorporated, who acted as the representative of the underwriters in connection with our initial public offering. The option is exercisable for up to 450,000 units at a purchase price of $7.50 per unit. The units issuable upon exercise of the option are identical to the units that were offered in such offering, except that the warrants included in the option have an exercise price of $6.25.  If the shares of common stock underlying the units were all outstanding, the total number of shares outstanding would be 31,364,763. The total number of shares outstanding would be 32,264,763 if shares underlying warrants which are part of the units were outstanding.

FORWARD-LOOKING STATEMENTS

We believes that some of the information in this prospectus constitutes forward-looking statements within the definition of the Private Securities Litigation Reform Act of 1995. You can identify these statements by forward-looking words such as “may,” “expect,” “anticipate,” “contemplate,” “believe,” “estimate,” “intends,” and “continue” or similar words. Any information in this prospectus regarding the contingent earn-out payments should also be considered forward-looking statements. You should read statements that contain these words carefully because they:

•	discuss future expectations;

•	contain information which could impact future results of operations or financial condition; or

•	state other “forward-looking” information.

We believe it is important to communicate our expectations to our stockholders. However, there may be events in the future that we are not able to accurately predict or over which we have little or no control. The following factors, among others may cause actual results to differ materially from the expectations described by us in our forward-looking statements:

•	continued compliance with government regulations;

•	legislation or regulatory environments, requirements or changes affecting the businesses in which Energy Services is engaged;

•	Energy Services’ customer concentration;

•	labor and personnel relations;

•	credit or currency risks affecting Energy Services’ revenue and profitability;

•	changing interpretations of generally accepted accounting principals;

•	cost of raw materials and energy; and

•	general economic conditions.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus.

All forward-looking statements included herein attributable to us, Energy Services or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, we undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the following risk factors, together with the other information contained in this prospectus, before making a decision to invest in our securities.

Risks Associated with the Acquisitions

If the acquisitions’ benefits do not meet the expectations of the marketplace, or financial or industry analysts, the market price of Energy Services’ common stock may decline.

The market price of Energy Services’ common stock may decline as a result of the acquisitions if ST Pipeline or C.J. Hughes do not perform as expected, or Energy Services does not otherwise achieve the perceived benefits of the acquisitions as rapidly as, or to the extent anticipated by, the marketplace, or financial or industry analysts. Accordingly, investors may experience a loss as a result of a decreasing stock price and Energy Services may not be able to raise future capital, if necessary, in the equity markets.

The Company will have significant goodwill as a result of the ST Pipeline and C.J. Hughes Acquisitions.

The aggregate purchase price of the ST Pipeline and C.J. Hughes transactions totals $53.2 million.  Total goodwill recorded from the transactions was approximately $37.3 million.  The goodwill associated with the acquisition of C.J. Hughes, a related party, was $29.6 million. The goodwill is attributable to the enterprise value of the companies arising from the historical and projected earnings of the company, as well as its skilled and seasoned workforce, its management team and the industry and market in which it operates.  Under SFAS Statement No 142, goodwill is not amortized but is evaluated at least annually for impairment.  Impairment may result from, among other things, deterioration in the performance of the acquired companies, decrease in the value or significant change in the use of the companies' assets, adverse market conditions, adverse changes in applicable laws or regulations, unanticipated competition, loss of key personnel and a variety of other circumstances. Any impairment losses are charged directly against earnings in the period realized and could have a material adverse effect on our consolidated financial results for that period.

If our initial stockholders exercise their registration rights, such exercise may have an adverse effect on the market price of our common stock.

Our initial stockholders are entitled to demand, under certain circumstances, that we register the resale of their 2,150,000 shares of common stock and the 3,076,923 shares of common stock issuable upon exercise of the warrants they now hold so that they may resell such shares in the public market.  In addition, we have agreed to register, under certain circumstances, 450,000 shares of common stock and an additional 900,000 shares of common stock issuable upon exercise of warrants which are now subject to a purchase option held by Ferris, Baker Watts, Incorporated, the managing underwriter for our initial public offering.  If our initial stockholders and Ferris, Baker Watts, Incorporated exercise their registration rights with respect to all of their shares of common stock (including the warrant shares), those additional 6,576,923 shares of common stock will be eligible for trading in the public market.  We have granted registration rights to former stockholders of C.J. Hughes with respect to the 2,964,763 Energy Services shares which we have issued to them.

As described in the previous paragraph, there are a total of 9,541,686 shares that are subject to registration rights which are now held by or are issuable to our initial stockholders, Ferris, Baker Watts, Incorporated and the former C.J. Hughes stockholders.  These 9,541,686 shares represent 69.8% of the 13,714,763 shares of common stock which we had outstanding on August 18, 2008.  The presence of these additional numbers of outstanding or issuable shares of common stock eligible for trading in the public market may have an adverse effect on the market price of Energy Services common stock.

Each of ST Pipeline and C.J. Hughes will be dependent upon key management executives whose loss may adversely impact Energy Services’ business.

Each of ST Pipeline and C.J. Hughes depends on the expertise, experience and continued services of their management. The loss of management, or an inability to attract or retain other key individuals following the acquisitions, could materially adversely affect Energy Services. Energy Services will seek to compensate management, as well as other employees, through competitive salaries, bonuses and other incentive plans, but there can be no assurance that these programs will allow Energy Services to retain key management executives or hire new key employees.

Each of ST Pipeline and C.J. Hughes’ operations may not be able to generate sufficient cash flows to meet Energy Services’ debt service obligations.

Energy Service’s ability to make payments on indebtedness it will assume in connection with the C.J. Hughes acquisition will depend on its ability to generate cash from ST Pipeline’s and C.J. Hughes’ operations. These businesses may not generate sufficient cash flow from operations to enable it to repay this indebtedness and to fund other liquidity needs, including capital expenditure requirements. The indebtedness to be incurred by Energy Services’ under the credit facility will bear interest at variable rates, and therefore if interest rates increase, Energy Services’ debt service requirements will increase. In such case, Energy Services may need to refinance or restructure all or a portion of its indebtedness on or before maturity. Energy Services may not be able to refinance any of its indebtedness, including the new credit facility, on commercially reasonable terms, or at all.  Following the acquisition, Energy Services’ expected debt service obligation is initially estimated to be approximately $225,000 in interest payments per annum, which amount will be reduced each year in accordance with scheduled debt amortization payments, if made. In addition, debt service requirements will also include scheduled quarterly principal payments starting at $250,000 during each year of the facility. If Energy Services cannot service or refinance its indebtedness, it may have to take actions such as selling assets, seeking additional equity or reducing or delaying capital expenditures, any of which could have a material adverse effect on ST Pipeline and C.J. Hughes’ operations and financial condition.

Servicing debt could limit funds available for other purposes.

Following the acquisition, Energy Services will use cash from the operations of ST Pipeline and C.J. Hughes to pay the principal and interest on its consolidated debt. These payments limit funds available for other purposes, including expansion of Energy Services’ operations through acquisitions, funding future capital expenditures and the payment of dividends.

Future acquisitions of businesses by Energy Services would subject Energy Services to additional business, operating and industry risks, the impact of which cannot presently be evaluated, and could adversely impact Energy Services’ capital structure.

Energy Services intends to pursue other acquisition opportunities in an effort to diversify its investments and/or grow our business lines. Any business acquired by Energy Services may cause it to be affected by numerous risks inherent in the acquired business’ operations. If Energy Services acquires a business in an industry characterized by a high level of risk, it may be affected by the currently unascertainable risks of that industry. Although Energy Services’ management will endeavor to evaluate the risks inherent in a particular industry or target business, Energy Services cannot assure you that it will be able to properly ascertain or assess all of the significant risk factors.

In addition, the financing of any acquisition completed by Energy Services could adversely impact Energy Services’ capital structure as any such financing would likely include the issuance of additional equity securities and/or the borrowing of additional funds. The issuance of additional equity securities may significantly reduce the equity interest of Energy Services’ stockholders and/or adversely affect prevailing market prices for Energy Services’ common stock. Increasing Energy Services’ indebtedness could increase the risk of a default that would entitle the holder to declare all of such indebtedness due and payable and/or to seize any collateral securing the indebtedness. In addition, default under one debt instrument could in turn permit lenders under other debt instruments to declare borrowings outstanding under those other instruments to be due and payable pursuant to cross default clauses. Accordingly, the financing of future acquisitions could adversely impact Energy Services’ capital structure and your equity interest in Energy Services.

Except as required by law or the rules of any securities exchange on which Energy Services’ securities might be listed at the time it seeks to consummate a subsequent acquisition, you will not be asked to vote on any such proposed acquisition and no redemption rights in connection with any such acquisition will exist.

If Energy Services fails to maintain effective systems for disclosure controls and internal controls over financing reporting as a result of the acquisitions assets, it may be unable to comply with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 in a timely manner.

In assuming assets that are part of ongoing business operations, Energy Services will face the risk that deficiencies and weaknesses in internal controls over financial reporting may be identified during the transition phase to a business subject to the requirements of Section 404 of the Sarbanes-Oxley Act. Energy Services will be responsible for developing and establishing its own systems, processes and procedures to adequately and effectively monitor disclosure controls and internal controls over financial reporting. Energy Services believes that the cost involved to develop these systems will range from $250,000 to $400,000 and will take approximately 18 months to complete.

Section 404 of the Sarbanes-Oxley Act of 2002 will require Energy Services to document and test the effectiveness of its internal controls over financial reporting in accordance with an established internal control framework and to report on its conclusion as to the effectiveness of its internal controls. This requirement will be effective in the first year that Energy Services is considered to be an “accelerated filer” under SEC rules and regulations, if Energy Services is a “non-accelerated filer” this requirement will be effective for the fiscal year ended September 30, 2008.  It will also require an independent registered public accounting firm to test Energy Services’ internal controls over financial reporting and report on the effectiveness of such controls. The auditor’s attestation report is required in the first year that Energy Services is an accelerated filer, or for the fiscal year ended September 30, 2010, if Energy Services is a non-accelerated filer.  It may cost Energy Services more than it expects to comply with these controls and procedure related requirements. If Energy Services discovers areas of its internal controls that need improvement, Energy Services cannot be certain that any remedial measures taken will ensure that it implements and maintains adequate internal controls over financial processes and reporting in the future. Any failure to implement required new or improved controls, or difficulties encountered in their implementation could harm Energy Services’ operating results or cause Energy Services to fail to meet its reporting obligations.

Risks Associated With ST Pipeline’s and C.J. Hughes’ Respective Businesses

ST Pipeline’s and C.J. Hughes’ respective businesses are substantially dependent on the level of capital expenditures in the oil and gas industry and lower capital expenditures will adversely affect ST Pipeline and C.J. Hughes results of operations.

The demand for ST Pipeline and C.J. Hughes services depends on the condition of the oil and gas industry and, in particular, on the capital expenditures of companies engaged in the production of oil and natural gas.  Capital expenditures by these companies are primarily influenced by three factors:

•	the oil and gas industry’s ability to economically justify placing discoveries of oil and gas reserves in production;

•	the oil and gas industry’s need to clear all structures from the lease once the oil and gas reserves have been depleted; and

•	weather events.

Historically, prices of oil and natural gas exploration, development and production have fluctuated substantially.  A sustained period of substantially reduced capital expenditures by oil and gas companies will result in continued decreased demand for ST Pipeline’s and C.J. Hughes services, low margins, and possibly net losses.

ST Pipeline and C.J. Hughes each depends on significant customers.

ST Pipeline derives a significant amount of its revenues from a small number of customers.  For example, sales to Equitrans represented approximately 92% of their consolidated revenue in 2007.  The inability to perform services for a number of large existing customers, if not offset by contracts with new or other existing customers, could have a material adverse effect on ST Pipeline’s business and operations.

C.J. Hughes derives a significant amount of its revenues from a small number of customers.  For example, sales to Hitachi of America represented approximately 30.2% of their consolidated revenue in 2007.  The inability to perform services for a number of large existing customers, if not offset by contracts with new or other existing customers, could have a material adverse effect on C.J. Hughes’ business and operations.

If ST Pipeline or C.J. Hughes are unable to attract and retain skilled workers, their businesses will be adversely affected.

Each of ST Pipeline’s and C.J. Hughes’ operations depend substantially upon the ability to retain and attract project managers, project engineers and skilled construction workers such as welders, electricians, pipefitters, and equipment operators.  The demand for skilled workers in the gas pipeline construction replacement and repair industry is currently high, and the supply is limited.  As a result of the cyclical nature of the oil and gas industry as well as the physically demanding nature of the work, skilled workers may choose to pursue employment in other fields.  A significant increase in the wages paid or benefits offered by competing employers could result in a reduction in the skilled labor force, increases in employee costs, or both.  If either of these events occurs, ST Pipeline’s and/or C.J. Hughes operations and results could be materially adversely affected.

The gas pipeline construction industry is highly competitive.

Contracts for ST Pipeline’s services are generally awarded on a competitive bid basis, and price is a primary factor in determining who is awarded the project.  Customers also consider availability and capability of equipment, reputation, experience, and the safety record of the contender in awarding jobs.  During industry down cycles in particular, ST Pipeline may have to accept lower rates for its services or increased contractual liabilities which could result in lower profits or even losses.

Contracts for C.J. Hughes’ services are generally awarded on a competitive bid basis, and price is a primary factor in determining who is awarded the project.  Customers also consider availability and capability of equipment, reputation, experience, and the safety record of the contender in awarding jobs.  During industry down cycles in particular, C.J. Hughes may have to accept lower rates for its services or increased contractual liabilities which could result in lower profits or even losses.

Key management may leave us.

Our business strategy in acquiring ST Pipeline is dependent upon the skills and knowledge of James E. Shafer.  Mr. Shafer will be responsible for the day-to-day operations of ST Pipeline’s business.  We believe that the special knowledge of Mr. Shafer gives us a competitive advantage.  If Mr. Shafer leaves, we may be unable to hire a suitable replacement to operate ST Pipeline’s business.  Although Mr. Shafer has entered into an employment agreement with Energy Services, there is no assurance that he will remain with us.

Compliance with environmental and other governmental regulations could be costly and could negatively impact ST Pipeline’s and C.J. Hughes’ operations.

ST Pipeline and C.J. Hughes operations are subject to and affected by various types of governmental regulations, including many federal, state and local environmental protection laws and regulations.  These laws and regulations are becoming increasingly complex and stringent, and compliance may become increasingly difficult and expensive.  We may be subject to significant fines and penalties for non-compliance, and some environmental laws impose joint and several “strict liability” for releases of oil and hazardous substances, regardless of whether ST Pipeline or C.J. Hughes was negligent or at fault.  These laws and regulations may expose ST Pipeline or C.J. Hughes to liability for the conduct of or conditions caused by others or for our acts that complied with all applicable laws at the time ST Pipeline and C.J. Hughes performed the acts.

ST Pipeline and C.J. Hughes each operates in a highly competitive, fragmented industry in which price competition is intense.

ST Pipeline and C.J. Hughes each encounters substantial competition from other contractors, many of which are larger and better financed.  ST Pipeline’s and C.J. Hughes’ primary market areas are highly fragmented and competitive.  ST Pipeline and C.J. Hughes’ contracts are usually awarded on the basis of competitive bids.  Pricing and availability are the primary factors potential customers consider in determining which contractor to select.

There can be no assurance that either ST Pipeline or C.J. Hughes will be able to compete effectively with other companies in its same market.

Risks Related to Our Future Combined Operations

Energy Services does not have operations, and neither ST Pipeline nor C.J. Hughes has operated as a public company.  Fulfilling our obligations incident to being a public company after the acquisitions will be expensive and time consuming.

Both we, as a company without business operations, and each of ST Pipeline and C.J. Hughes, as formerly private companies, have maintained relatively small finance and accounting staffs.  Following the completion of the acquisitions, we have had to increase the level of expertise of our financial reporting staff to include persons with expertise in public company financial reporting.  Helping them become familiar with the requirements of operating a public company under the federal securities laws could be expensive and time-consuming and lead to various regulatory issues that may adversely affect our operations, including significantly increasing our costs and reducing our net income, if any.

Energy Services, ST Pipeline and C.J. Hughes currently have no internal audit group.  Although we have maintained disclosure controls and procedures and internal control over financial reporting as required under the federal securities laws with respect to our very limited activities, we have not been required to maintain and establish such disclosure controls and procedures and internal control as will be required with respect to businesses such as ST Pipeline and C.J. Hughes with substantial operations.  As private companies, ST Pipeline and C.J. Hughes were not subject to the public company reporting requirements of the Sarbanes-Oxley Act of 2002, nor the reporting requirements of the Securities Exchange Act of 1934, and therefor their internal controls and procedures had not been established according to the standards established by the Public Company Accounting Oversight Board, or the PCAOB.  Under the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the SEC, as well as the rules of the American Stock Exchange, we have needed to implement additional corporate governance practices and adhere to a variety of reporting requirements and complex accounting rules, including the standards established by the PCAOB.  Compliance with these obligations will require significant management time, place significant additional demands on our finance and accounting staff and on our financial, accounting and information systems, and increase our insurance, legal and financial compliance costs.  We may also need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge.

Risks Associated with Energy Services’ Warrants

Energy Services may choose to redeem its outstanding warrants at a time that is disadvantageous to our warrant holders.

Subject to there being a current prospectus under the Securities Act of 1933 with respect to the shares of common stock issuable upon exercise of the warrants issued as a part of the units in Energy Services’ initial public offering, during the entire period between the notice of redemption and the actual redemption date, Energy Services may redeem the warrants at any time after the warrants become exercisable, in whole and not in part, at a price of $.01 per warrant, upon a minimum of 30 days prior written notice of redemption, if and only if, the last sales price of our common stock equals or exceeds $8.50 per share for any 20 trading days within a 30-trading-day period ending three business days before the notice of redemption is sent. Redemption of the warrants could force the warrant holders (i) to exercise the warrants and pay the exercise price therefor at a time when it may be disadvantageous for the holders to do so, (ii) to sell the warrants at the then current market price when they might otherwise wish to hold the warrants, or (iii) to accept the nominal redemption price which, at the time the warrants are called for redemption, is likely to be substantially less than the market value of the warrants.

Although Energy Services is required to (and intends to) use its best efforts to have an effective registration statement covering the issuance of the shares underlying the warrants issued in its initial public offering at the time that the warrant holders exercise their warrants, Energy Services cannot guarantee that a registration statement will be effective, in which case the warrant holders may not be able to exercise their warrants.

Holders of the warrants issued in Energy Services’ initial public offering will be able to receive shares upon exercise of the warrants only if (i) a current registration statement under the Securities Act of 1933 relating to the shares of common stock underlying the warrants is then effective and (ii) such shares are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various holders of warrants reside. Although Energy Services has agreed in the warrant agreement, and therefore has a contractual obligation, to use its best efforts to maintain a current registration statement covering the shares underlying the warrants to the extent required by federal securities laws, and Energy Services intends to comply with such agreement, Energy Services cannot give assurance that it will be able to do so. In addition, some states may not permit Energy Services to register the shares issuable upon exercise of its warrants for sale. Since Energy Services has no obligation to net cash settle the warrants in the absence of an effective registration statement, the value of the warrants will be greatly reduced if a registration statement covering the shares issuable upon the exercise of the warrants is not kept current or if the securities are not qualified, or exempt from qualification, in the states in which the holders of warrants reside. Holders of warrants who reside in jurisdictions in which the shares underlying the warrants are not qualified and in which there is no exemption will be unable to exercise their warrants and would either have to sell their warrants in the open market or allow them to expire unexercised. If and when the warrants become redeemable by Energy Services, Energy Services may exercise its redemption right even if it is unable to qualify the underlying securities for sale under all applicable state securities laws. In light of the foregoing, the warrants may expire and become worthless and a purchaser of units may have paid the full unit purchase price solely for the share component of the units.

USE OF PROCEEDS

Assuming the exercise of all the warrants, we will receive gross proceeds of $86,000,000, excluding any proceeds received in connection with the exercise of the warrants included in the option issued to Ferris, Baker Watts, Incorporated. We intend to use the proceeds from the exercise of the warrants for working capital, operating expenses and other general corporate purposes, including possible acquisitions. There is no assurance that the holders of the warrants will elect to exercise any or all of the warrants.

DETERMINATION OF OFFERING PRICE

The offering price of the shares of common stock offered hereby is determined by reference to the exercise price of the warrants. The exercise price of the warrants is $5.00 per share (except that the warrants issuable to Ferris, Baker Watts, Incorporated have an exercise price of $6.25) and was determined at the time of the initial public offering.

PLAN OF DISTRIBUTION

Pursuant to the terms of the warrants, the shares of common stock will be distributed to those warrant holders who surrender the certificates representing the warrants and provide payment of the exercise price through their brokers to our warrant agent, Continental Stock Transfer & Trust Company. We do not know if or when the warrants will be exercised. We also do not know whether any of the shares acquired upon exercise will be sold.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We incorporate by reference the filed documents listed below, except as superseded, supplemented or modified by this prospectus, and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”):

•	our Annual Reports on Form 10-K for the fiscal period ended September 30, 2006 and 2007;

•	our Quarterly Reports on Form 10-Q for the fiscal periods ended December 31, 2006, March 31, 2007, June 30, 2007, December 31, 2007, March 31, 2008 and June 30, 2008;

•	our Current Reports on Form 8-K dated September 6, 2006, October 3, 2006, January 18, 2008, February 14, 2008, February 24, 2008, June 27, 2008, July 15, 2008, July 31, 2008 and August 15, 2008;

•	the description of our common stock contained in our Form 8-A and 8-A/A filed August 25, 2006 and August 29, 2006, respectively;

•	our Definitive Proxy Statement filed June 13, 2008; and

•	all documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering of securities

Potential investors may obtain a copy of any of the agreements summarized herein (subject to certain restrictions because of the confidential nature of the subject matter) or any of our SEC filings without charge by written or oral request directed to Energy Services of America Corporation, 2450 First Avenue, Huntington, West Virginia 25703, Attention: Marshall T. Reynolds, Chairman and Chief Executive Officer.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

LEGAL MATTERS

The validity of the securities offered in this prospectus is being passed upon for us by Luse Gorman Pomerenk & Schick, P.C., Washington, D.C.

EXPERTS

The financial statements included in this prospectus and in the registration statement have been audited by Castaing, Hussey & Lolan LLC, CPAs, to the extent and for the period set forth in their report appearing elsewhere in this prospectus and in the registration statement. The financial statements and the report of Castaing, Hussey & Lolan LLC, CPAs are included in reliance upon their report given upon the authority of Castaing, Hussey & Lolan LLC, CPAs as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1, which includes exhibits, schedules and amendments, under the Securities Act, with respect to this offering of our securities. Although this prospectus, which forms a part of the registration statement, contains all material information included in the registration statement, parts of the registration statement have been omitted as permitted by rules and regulations of the SEC. We refer you to the registration statement and its exhibits for further information about us, our securities and this offering. The registration statement and its exhibits, as well as our other reports filed with the SEC, can be inspected and copied at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information about the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a Web site at http://www.sec.gov which contains the Form S-1 and other reports, proxy and information statements and information regarding issuers that file electronically with the SEC.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.                      OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses payable by us in connection with the offering described in this registration statement (other than the underwriting discount and commissions) will be as follows:

SEC Registration Fee	$0
FINRA filing fee	$0
American Stock Exchange Fee	$0
Accounting fees and expenses	$1,000
Printing and engraving expenses	$10,000
Legal fees and expenses	$10,000
Miscellaneous (1)	$5,000
Total	$26,000

(1)	This amount represents additional expenses that may be incurred by the Company in connection with the offering over and above those specifically listed above, including distribution and mailing costs.

ITEM 15.                      INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our certificate of incorporation provides that all directors, officers, employees and agents of the registrant shall be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

“Section 145 of the Delaware General Corporation Law concerning indemnification of officers, directors, employees and agents is set forth below.

“Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a)           A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b)           A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c)           To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d)           Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e)           Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f)           The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

(g)           A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h)           For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i)           For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j)           The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k)           The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Paragraph B of Article Seventeenth of our Certificate of Incorporation provides:

“The Corporation, to the full extent permitted by Section 145 of the GCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.”

Pursuant to the Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement, we have agreed to indemnify the Underwriter and the Underwriter has agreed to indemnify us against certain civil liabilities that may be incurred in connection with this offering, including certain liabilities under the Securities Act.

ITEM 16.               EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)           The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description
1.1	Form of Underwriting Agreement.*
1.2	Form of Selected Dealers Agreement.*
3.1	Amended and Restated Certificate of Incorporation.*
3.2	Bylaws.*
3.3	Certificate of Amendment to the Registrant’s Certificate of Incorporation.*
4.1	Specimen Unit Certificate.*
4.2	Specimen Common Stock Certificate.*
4.3	Specimen Warrant Certificate.*
4.4	Form of Unit Purchase Option.*
4.5	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant.*
5.1	Opinion of Luse Gorman Pomerenk & Schick, P.C.*
10.1	Letter Agreements among the Registrant, Ferris, Baker Watts, Incorporated, and Officers and Directors.*
10.2	Form of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the Registrant.*
10.3	Form of Stock Escrow Agreement between the Registrant, Continental Stock Transfer & Trust Company and the Initial Stockholders.*
10.4	Form of Letter Agreement between Chapman Printing Co. and the Registrant regarding administrative support.*
10.5	Advance Agreement between the Registrant and Marshall T. Reynolds, dated March 31, 2006.*
10.6	Form of Amended Registration Rights Agreement among the Registrant and the Initial Stockholders.*
10.7	Warrant Placement Agreement between Marshall T. Reynolds, Edsel Burns, Douglas Reynolds, Jack Reynolds, Neal Scaggs, Joseph Williams and Ferris, Baker Watts, Incorporated.*
23.1	Consent of Castaing, Hussey & Lolan, LLC, CPAs.
23.2	Consent of Luse Gorman Pomerenk & Schick, P.C. (included in Exhibit 5)*
24	Power of Attorney (included on signature page of the Registration Statement).*
99.1	Audit Committee Charter.*
99.2	Code of Ethics.*

*      Previously filed.

Item 17.                  Undertakings

The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which it offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof)
which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5)           That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)           Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii)           Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)           The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)           Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Huntington, State of West Virginia, on 27th day of August, 2008.

ENERGY SERVICES OF AMERICA CORPORATION

By:	/s/ Marshall T. Reynolds
Marshall T. Reynolds
Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

	Name	Position	Date

By:	/s/ Marshall T. Reynolds	Chairman of the Board, Chief Executive Officer and Secretary (Principal Executive Officer)	August 27, 2008
Marshall T. Reynolds

By:	/s/ Jack R. Reynolds	President, Chief Financial Officer	August 27, 2008
	Jack R. Reynolds	and Director
(Principal Financial and Accounting Officer)

By:	/s/ Edsel R. Burns	Director	August 27, 2008
Edsel R. Burns

By:	/s/ Neal W. Scaggs	Director	August 27, 2008
Neal W. Scaggs

By:	/s/ Joseph L. Williams	Director	August 27, 2008
Joseph L. Williams

By:	/s/ Keith F. Molihan	Director	August 27, 2008
Keith F. Molihan

By:	/s/ Richard M. Adams, Jr.	Director	August 27, 2008
Richard M. Adams, Jr.